Exhibit 99.1

Kulicke & Soffa Appoints Garrett Pierce

to its Board of Directors

Willow Grove, PA – December 1, 2005 – Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced that Garrett E. Pierce has joined its Board of Directors. Mr. Pierce is currently the Vice Chairman and Chief Financial Officer of Orbital Sciences Corporation (NYSE: ORB), a leading developer and manufacturer of smaller-sized rockets and satellites headquartered in Dulles, VA.

Scott Kulicke, chairman and chief executive officer of Kulicke & Soffa commented, “Our Board undertook a careful search for someone with Garrett’s financial expertise, experience and judgement. Garrett has substantial experience and a strong track record as chief financial officer of technology manufacturing companies. Garrett is an exceptionally well qualified addition to our Board.”

Garrett E. Pierce

Mr. Pierce has served as Vice Chairman and Chief Financial Officer of Orbital Sciences Corporation since April 2002 and as a member of its Board since August 2000. Between August 2000 and April 2002, he was Orbital’s Executive Vice President and Chief Financial Officer. From 1996 until August 2000, Mr. Pierce was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a producer of electronic surveillance systems, and was also named its Chief Administrative Officer in July 1998. Before that, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc. He has also served as Chief Financial Officer, President and Chief Executive Officer and was a member of the Board of Directors of Materials Research Corporation, acquired by Sony Corporation in 1989.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. We believe K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor wire bonding equipment along with the complementing packaging materials and test interconnect products that actually contact the surface of the customer’s semiconductor devices. The ability to control all of these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Test interconnect products include a variety of wafer probe cards, ATE interface assemblies, and PC boards for wafer testing, as well as test sockets for all types of packaged semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

For further information, please contact Michael Sheaffer of Kulicke & Soffa Industries, Inc., 215-784-6411, or msheaffer@kns.com.

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